EXHIBIT 99

GREENWOOD VILLAGE, CO --(Marketwired - April 28, 2015) - Greenhouse Solutions Inc. (OTC PINK: GRSU) today announced the addition of Kevin Kjernisted, M.D. to the company's advisory board. Dr. Kjernisted is a Clinical Associate Professor at The University of British Columbia where he specializes in clinical psychiatry. He will join the Senior Advisors that Greenhouse Solutions has been assembling. The addition of Dr. Kjernisted is intended to advance the Company's efforts in the emerging CBD (Cannabidol) nutraceutical field as well as the potential for creating further intellectual property for products incorporating CBDs.

"I am excited to announce the addition of Kevin Kjernisted to our Advisory Board," commented Rik J. Deitsch, CEO of Greenhouse Solutions. "When I joined Greenhouse Solutions back in January, I believed we had a plan in place that would allow us to attract scientists and physicians to help cultivate our company. The addition of Dr. Kjernisted to our team further supports Greenhouse Solutions efforts to bring solutions to the cannabis marketplace," he continued. "We believe we have now added another vital piece to the puzzle that will allow Greenhouse Solutions to accelerate our growth in the coming months and fulfill our goals to work within this field as well as to be the 'go to company' for the dozens of other players trying to make their way in the lucrative cannabis market," he concluded.

Dr. Kevin Kjernisted received his Medical Degree from the University of Manitoba in 1983. He worked as a general practitioner for 5 years before completing training to be a psychiatrist at the University of Manitoba. For more than a decade Dr. Kjernisted was Medical Director of the Anxiety Disorders Clinic and Director of Research at St. Boniface General Hospital in the Department of Psychiatry, University of Manitoba before relocating to Vancouver, Canada where he is currently a Clinical Associate Professor of Psychiatry in the Faculty of Medicine at the University of British Columbia. Dr. Kjernisted has acted as principal investigator in over 35 clinical trials investigating compounds for mood disorders, anxiety disorders, schizophrenia, ADHD and weight management. His research interests also include the "mind-body connection" which involves interactions between the brain, the gut and the immune system (psychoneuroimmunology). Dr. Kjernisted has lectured extensively on this topic to peers at national and international meetings. Optimal treatment in his busy clinical practice involves complementary and alternative treatments including probiotics, exercise and nutraceuticals, along with medications and psychotherapy, in order to address excessive inflammation and oxidation which contribute to psychiatric illness, chronic pain, heart disease, liver disease, diabetes, inflammatory bowel disease, cancer and dementia.

"I look forward to working with such a knowledgeable and experienced team of professionals," stated Kevin Kjernisted M.D. FRCPC. "I am particularly impressed by their dedication to the importance of safety, quality control and standardization in the development and preparation of these products," he concluded.

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About Greenhouse  Solutions,  Inc.?Greenhouse  Solutions operates three distinct business units within the burgeoning cannabis market: Greenhouse Solutions' Design & Consulting Serviceoffers an all-inclusive solution to the expansion and efficiency of hydroponic and agricultural businesses nationwide. The Company is able to supply a comprehensive solution to the design, build, implementation, production, and expansion of all variations of indoor, outdoor and greenhouse
agricultural  business;   Greenhouse  Solutions'  Product   Developmentdevelops,
markets, produces and sells cannabidiol ("CBD") products for both the personal health and companion pet markets utilizing a licensed probiotic delivery system (US Patent #6,080,401) and other licensed formulas. Cannabidiol (CBD) is a naturally-occurring substance found in both the cannabis and hemp species of the Cannabis Sativa plant; and Growhouse Solutionsacts as a distributor for a variety of equipment, supplies and nutrients for the growhouse industry. We encourage all current and prospective shareholders to visit our website at: http://www.greenhousesolutionsinc.com

SEC Disclaimer?This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in Greenhouse Solutions' ("the Company's") business plan. The addition of Dr. Kjernisted to our Advisory Board should not be construed as an indication in any way whatsoever of the future value of the Company's common stock or its present or future financial condition. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

Contact:

Greenhouse Solutions, Inc.
investors@greenhousesolutionsinc.com
www.greenhousesolutionsinc.com
1-877-521-2399